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CERTIFICATE OF AMENDMENT NO. 2
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ULTIMATE ELECTRONICS, INC.

Adopted in accordance with the provisions of Section 242 of the
General Corporation Law of the State of Delaware

        Ultimate Electronics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

        FIRST:    The Board of Directors of the Company has adopted the following resolution proposing and declaring advisable an amendment (the "Amendment") to the Amended and Restated Certificate of Incorporation of the Company:

  RESOLVED, that Article 4 of the Certificate of Incorporation of the Corporation be amended by amending Section 4.1, which shall read as follows:

  "Section 4.1 Authorized Shares. The total number of shares that the Corporation shall have authority to issue is fifty million (50,000,000) shares of which forty million (40,000,000) shares shall be common stock, each with a par value of $.01, and ten million (10,000,000) shares shall be preferred stock, each with a par value of $.01."

        SECOND:    The Amendment was duly adopted by the Company's stockholders at an annual meeting duly called and held on June 21, 2001 in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

        THIRD:    This Certificate of Amendment No. 2 to the Amended and Restated Certificate of Incorporation of the Company has been executed and shall be filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF the Company has caused this Certificate to be signed by Alan E. Kessock, its Chief Financial Officer, this 21st day of June, 2001.

ULTIMATE ELECTRONICS, INC., a Delaware corporation
By:	/s/ ALAN E. KESSOCK
Name: Alan E. Kessock Title: Chief Financial Officer

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CERTIFICATE OF AMENDMENT NO. 2 TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ULTIMATE ELECTRONICS, INC.